Exhibit 99.2

Event Name: ClearSign Technologies Second Quarter 2023 Conference Call

Event Date: Thursday, August 31, 2023, 5:00 PM Eastern Time

Officers and Speakers

Matthew Selinger; Firm IR Group

Brent Hinds; VP of Finance and Controller

Jim Deller; President and Chief Executive Officer

Analysts

Sameer Joshi; H.C. Wainwright

Robert Kecseg; Las Colinas Capital Management

Kevin Dunn; Private Investor

Presentation

Operator: Good day, and welcome to the ClearSign Technologies Second Quarter 2023 Conference Call.

[Operator Instructions]

Please note this event is being recorded.

I would now like to turn the conference over to Matthew Selinger of Firm IR Group. Please go ahead.

Matthew Selinger: Good afternoon, and thank you, operator. Welcome, everyone, to the ClearSign Technologies Corporation Second Quarter 2023 Results Conference Call.

During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call, and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the market for its products, and other risks that are described in ClearSign's public periodic filings with the SEC, including the discussion in the Risk Factors section of the 2022 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarterly period ended June 30, 2023.

Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

So with me on the call today are Jim Deller, ClearSign's Chief Executive Officer; and Brent Hinds, ClearSign's Chief Financial Officer.

So at this point, I would like to turn the call over to CFO Brent Hinds. Brent, please go ahead.

Brent Hinds: Thank you, Matthew, and thank you to everyone joining us here today. Before I begin, I'd like to note that our financial results on Form 10-Q were filed with the SEC on August 14.

Now I'd like to give an overview of the financials for the second quarter of 2023. The company recognized revenues of $150,000 during the three months ended June 30, 2023, as compared to zero revenues for the same period in 2022. Revenues for the three months ended June 30, 2023, were generated predominantly from our engineering feasibility study. For the six months ended June 30, 2023, we recognized approximately $1 million in revenues, which is the highest reported revenues in our history for any given year or six-month period. These revenues were generated predominantly from our process burner product line.

Now I'd like to switch the discussion from revenues to cash. Our net cash provided by operations for the three months ended June 30, 2023, was approximately $46,000. In the same three-month period last year, we used approximately $1.8 million in cash. This quarter's operating cash activity was a milestone for the company. For the first time in our history, we added cash to our balance sheet through operational activity.

Now, I must stress a cautionary note about this milestone; most of this cash came from our customers for projects that have yet to fully complete. We structure our customer contracts to receive substantial portions of cash before completion and revenue recognition. All things being equal and no other changes, this milestone is a temporary occurrence driven by timing. However, we do not believe that this is an insignificant milestone, and that it is a meaningful marker of our progress.

As of June 30, 2023, we had approximately $8.5 million in cash and short-term investments.

Now let's switch gears and shift to discussing our profit and loss. Our net loss for the three months ended June 30, 2023, was approximately $1.5 million, compared to approximately $1.6 million for the same period in 2022. This was a modest year-over-year improvement. We saw a modest year-over-year improvement in our net loss for the six months ended June 30, 2023. We reported an improvement of $222,000 when compared to the same period in 2022. It is important to note that both of these improvements in our net loss were driven by gross profit from sales of our products. In other words, we're not seeing notable shifts in our cost structure, but we are seeing the effects of notable shifts in sales.

Now, changing our focus to equity. As of June 30, 2023, we reported approximately 38.6 million shares of common stock outstanding. We have confidence in our financial position and balance sheet, and with our quarter-ending balances, we have more than 12 months of runway in working capital, and that is without cash from any other sources.

With that, I'd like to turn the call over to our CEO, Jim Deller. Jim?

Jim Deller: Thank you, Brent, for the financial overview. I'd like to thank everyone for joining us on the call today and for your interest in ClearSign. It's been a while since our last update, and I'm happy to share our progress with you.

Before I begin, I want to congratulate Brent on his recent promotion to Chief Financial Officer. Brent has undertaken the expansive transformation of ClearSign's accounting functions that is not visible from the outside. This has made our processes much more efficient and also provides an accounting and control system that is structured to enable future growth.

On today's call, I will review our business segments, starting with process burners, and discuss both the hydrogen burner development project as well as our other in-process projects and pipeline. Then I will touch on the progression in our boiler burner business and then provide an update on our business in China and the developments there. We also have developments with our collaboration partner, Narion Corporation, who is developing applications using our sensing technology, and we'll give more insight into this progress.

Before I go into detail on our individual product lines, I want to give a little high-level insight into our operations over the last few months. Because we make announcements of sales, grant awards and other significant events, it is really only on these calls we get to give some insight into the cooking that goes on in the kitchen. We have completed the engineering design of burners for two different heaters and teed those up for customer testing in the [indiscernible]. The first burner is fabricated and scheduled to install in the test furnace next week to begin the testing process. We've also completed the design and fabrication of the three boiler burners: two in California -- one of these is installed and awaiting commissioning and the other is scheduled to ship to the customer site in the coming days -- and the third is for the chemical plant in Texas. This burner is completed and ready for collection by customer. On top of this, there's been a lot of engineering and design progress in preparation for our hydrogen burner project.

We have structured ClearSign to be highly scalable, but as these are the first commercial orders to be processed, there has been a significant amount of front-loaded engineering and development, and also coordination with our fabrication vendors to iron out our production processes. We believe that this is a feature of the early productions that we expect not to occur as we reach scale and consistent order flow. These first boiler burner orders and first large-size process burner orders are very significant for us, not only in terms of establishing our technology in the market as a trusted vendor to our customers but also in demonstrating our ability to complete full-scale commercial orders.

So while the first part of the year was heavy with announcements of initial commercial sales, both in process burner and boiler burners, understand that there is a lot of work in executing these first sales to pave the way for future growth, both in getting our products in the field but also in getting our project flow, scalability and coordination dialed in. Concurrent with this work, the operations team is also engaged in the consistent preparation and follow-up support of customer proposals.

With that said, I'll move on to our process burner segment. Many of you will have seen our announcement regarding the receipt of the Phase II SBIR grant from the Department of Energy for our 100% hydrogen-capable ultra-low-NOx burner development and commercialization project. The award was confirmed late in the day August 25 and our announcement was made Tuesday morning this week.

This grant is for up to $1.65 million and follows the previous Phase I grant for $250,000 that allowed us to demonstrate the capability of our technology to achieve very low NOx emissions over fuels ranging from zero to 100% hydrogen. This testing was completed in the facilities of Zeeco, Inc., our collaborative partner, and served as a successful proof-of-concept demonstration. The second grant is for up to two years and will fund the development and commercialization of a full range of burners that will enable the reduction of NOx emissions to the levels required to control ground-level ozone in critically polluted areas. We believe that these burners will be a necessary part of the adoption of the new hydrogen economy and use of hydrogen fuel for industrial heating.

The anticipated outcome is to achieve reductions in the industrial emissions of both carbon dioxide and nitrogen oxides without the need of catalytic clean-up devices and the hazards and costs of ammonia and the catalysts that accompany them. As we have highlighted previously, the current available burner solutions are able to reduce CO2, but the byproduct is much higher NOx. Our novel burner enables zero CO2 by burning pure hydrogen and creates NOx emissions so low that they compete with SCRs in the single-digit parts-per-million range.

From a compliance perspective, our customers will still be required to maintain under the NOx emission limits of their operating permits when adding or switching to hydrogen as a fuel gas. We anticipate that the increase in NOx emissions resulting from the use of hydrogen will result in the need for a significant number of industrial and commercial burners to be replaced.

There has been a notable interest in this project and product line, and we're already in discussions with potential customers and other stakeholders regarding the future deployment, and in particular, early-adopter opportunities for this new hydrogen-focused burner technology. This project is just getting started, but we have been planning for this in anticipation of this news. The first phase of our activities are to complete the detailed design of the first prototype production-type burner and then set this up for testing and optimization. We will provide updates as we pass significant milestones in this program.

Turning to the projects in our production pipeline. Just to remind everyone, we have orders in production that will replace burners in four multiburner heaters situated in two different refineries in California. Regarding the order for two heaters that was released back on May 18, this order is for two multiburner heaters, which encompasses 13 burners in total. The order is a repeat order from a customer who was an early adopter of our technology in Southern California. Also, as we have mentioned and is quite important, this customer came back to ClearSign after initiating an alternative option to install a traditional selective catalytic reduction, or SCR, NOx control system and the inherent complexities associated with such a system.

Additionally of note regarding this project is that the fuel gas includes hydrogen, which can make up to 80% of the volume, so this supply will give us not only two valuable installations validating our technology, but also installations demonstrating our capability to control NOx emissions from fuel gases containing high concentrations of hydrogen, as is expected to be an increasing need and of increasing value in the future. The fabrication of these burners is initiated and delivery to the client is expected in the first quarter of 2024. We very much look forward to completing this project and seeing these burners in operation.

Our other 20-burner California project is also progressing well. As we updated previously, the final witnessed testing went as planned, and we are now in final staging of completing computer modeling of the flow patterns inside the customer's heater and also preparing for the fabrication of the burners for delivery to our customer's site. We are scheduled to be fully complete with the manufacture and delivery of our burners early in 2024, which will largely complete this order.

At this time, we do not have confirmation whether the site shutdown during which these burners will be installed will be undertaken in 2024 or 2025, which is dependent on our client's plans and scheduling. Bear in mind that there are a lot of activities included in these refinery shutdowns, so the planning process is complex and dependent on many factors. We will be able to invoice and receive payment upon delivery of the burners, and only a small part of the purchase order will remain until installation.

For those that are interested, we have posted a summary version of this test data and report on our website, as we believe the data and details are informative to specialists from the industry, investors and other stakeholders alike.

As part of our promotional activities, we plan to use these burners, used for the witnessed demonstration, and to host an industry open house at our partner Zeeco's facility. The burners that were used in the burner testing were not part of the final production round and will not be included in the shipment to California. These burners will be kept for demonstration purposes for potential customers and stakeholders. We have additional customer demonstration events planned for the coming months.

As I have said in the previous call, these burners demonstrate NOx emission numbers significantly below the 5-ppm guarantee and robust performance throughout their operating range. This is important because in this industry, while we have presented and promoted our burner technology, for most industry people, seeing it in person is believing.

I'll now move on to developments in our boiler burner product line. On the last call, we spoke about our first three boiler burner sales, two into California and one into Texas. These will be our first installed customer orders of ClearSign Core burners, the two in California, which are for firetube boilers, branded and sold as a Rogue burner. This is meaningful because it provides a start of a developing installed base and the process of getting our products out into the field. We will actually have five deployments, as with the first sale, we also deployed the 500 rental boiler from our partner California Boiler, and we have just early this month commissioned another smaller 125-horsepower rental boiler, again fitted with a ClearSign Core Rogue burner, in Oregon. The first rental boiler, the larger 500-horsepower, was set up and has now been in operational service for several weeks and operating smoothly as expected. Some of you may have seen our posting and postings from our collaborative partner, California Boiler, and their subsidiary, Rogue Combustion, on LinkedIn regarding this.

This first boiler order was sold into a medical and business waste services company and was sold by our partner, California Boiler, into the San Joaquin Valley Air Pollution Control District of California. This new boiler, complete with a Rogue burner, is now installed and expected to be commissioned and put into service next week. We look forward to having this operational and providing our first permanently installed commercial reference site.

The second order was also sold into the California market to a national provider of recycling services. Our burner and the new boiler into which it will be fitted will be part of a recycling plant upgrade that will increase energy efficiency for one of its customers' nationwide sites. We believe that this second burner in particular will truly set the bar for boiler burners. This burner is larger and is in the size range requiring sub-2.5-ppm NOx emissions, a capability that we believe is unique to ClearSign burners. All other solutions for NOx emissions at this level require the inclusion of an SCR and the associated capital costs and ammonia handling that go with them. The new boiler at this site is being supplied by Hurst Boiler company, the largest manufacturer of firetube boilers in the United States. This burner will ship to California from our fabricator in Tulsa in September and is expected to be installed and commissioned in the fourth quarter this year.

We visited Hurst Boiler company with California Boiler back in late July as part of our marketing and sales program. This gave us the opportunity to see the boiler in production and also provided a good opportunity to discuss strategic sales avenues and approaches to promoting our burners into new boiler installations across the country.

The third boiler burner sale was unique in the fact that it is our first application of our boiler burner technology into a non-boiler heater, and very importantly, our first sale into a heater manufacturer who has included our burner as their chosen solution to meet their customers' needs. Also, it was our first sale into Texas; after California, we anticipate that the Texas Gulf Coast region will be the next large market for us. Lastly, the sale is also the first for this global chemicals company and the first into the industrial chemicals sector. This burner is fully fabricated and ready to ship to the job site.

As we have said before, we are very encouraged by the early boiler burner orders and the installations in multiple markets this year, but we are also encouraged by our list of outstanding proposals and look forward to adding to this list. We do believe that these early deployments will be a catalyst for additional orders, both through the provision of references to which prospective customers can refer and gaining confidence in our technology as they do, and also through the promotion of our solutions and general awareness of our technology in the industry that we expect to result from the peer-to-peer and business-to-business communications within the industry and businesses related to it. We believe also that providing a simple, cost-effective and ammonia-free solution to new near-zero-NOx requirements will be recognized by the other air districts within and outside of California and provide references while they develop modifications to their clean air regulations.

Now turning to China. Our President of Asia, Manny Menendez, is back in the country now. He has two main objectives in the near future. The first is to complete the commissioning of the 500-horsepower firetube boiler and burner installed on the site of our collaborative partner, Shuang Liang, and then completing the government certification process. The 500-horsepower burner is expected to complete certification in the fourth quarter of 2023.

As we have mentioned in the past, Shuang Liang is one of the largest boiler companies in the world. For them to contribute the assets and manpower that they have to date is a direct reflection of their perception of how potentially market-moving our technology is for the Chinese market. On the assumption that the 500-horsepower burner model gets certified, both ClearSign and Shuang Liang are in agreement that we will eventually have an entire size range of boiler burners to offer into the Chinese market. To put this range into perspective, the rental boiler in operation in California is a 500-horsepower model; the burner being installed into the new Hurst boiler for the recycling company is a larger burner at 1,200 horsepower, while the waste services boiler burner is a smaller 300-horsepower model. We believe we are well positioned to scale up or scale down our burner designs and that we can do this to fit this large demand segment in China.

The second activity is the promotion of our technology and our joint integrated boiler burner package with Shuang Liang in the regions of China that have recently implemented new low-NOx requirements or areas that are in the process of doing so. The likely first visit will be to Shenzhen with Shuang Liang to promote our joint capabilities and unique offering to both customers in that area and also the local government officials responsible for administering the new air quality standards. As we said in the last call, Shuang Liang has not gone through all of the investment, effort and disruption with the anticipation that they will sell a handful of ClearSign burners; Shuang Liang has much bigger aspirations.

On July 13, we issued a press release announcing developments with our collaborative partner, Narion, Inc. Narion is a specialist company developing applications of our sensing technology outside of the flame sensor, ClearSign Eye, that we are promoting ourselves. In a notable development announced July 13, Narion was awarded a $250,000 SBIR grant to develop a sensing and controlling technology to solve a major need of improving the efficiency by reducing the steam consumption of large flares in the refining and petrochemicals industries. The objective of this technology is to ensure the complete destruction of waste gases from refining processes, but importantly, also to do this in a way that is energy-efficient, which would reduce the CO2 footprint of flare operations and reduce the client's fuel costs. This work is under way, and we will provide updates of significant developments in the future.

With notable customer orders in production and startup across both of our major product lines, we are at a significant transition point in the development of ClearSign. Achieving an installed base in sufficient operational time for our customers and the engineering companies and consultants who support them to recognize and trust the efficient and ammonia-free NOx-controlling solutions we provide is a major strategic objective in our path to full commercial operations. Our technology is being recognized by air regulators, and we are seeing an influx of inquiries, some for boiler burners at a corporate level rather than individual sites. Our growing recognition is also evidenced by the reception we received at such prominent boiler manufacturers as Hurst Boiler company.

With this change in our outlook, we see great potential in expanding our strategic marketing resources, culminating in the press release we issued on August the 1st announcing that Ms. Tina Unachukwu has joined ClearSign as Director of Customer Relationships and Business Development. We are delighted to have found and attracted a person of such outstanding talent and experience as Tina. Her experience, most recently at Baker Hughes, includes a stellar record of developing strategic initiatives, expanding business footprints and growing sales. That, combined with her entrepreneurial drive, makes her a very welcome addition to our ClearSign leadership team. Tina has truly hit the ground running, and I very much look forward to working with her as we grow the ClearSign business.

Before moving to the concluding phase of this call, I want to reflect back on one detail of our financials that Brent alluded to and is not readily apparent from the financial tables in the 10-Q. The second quarter of 2023 was our first cash-positive quarter excluding capital raises. We did receive some benefit from timing of our collections, but nonetheless, we see this as a mark of our commercial progress.

So looking forward to the rest of the year, 2023, for both our major product lines, we will be busy completing and starting up the three boiler burner orders currently in progress. The two in California, ClearSign will act in support of California Boiler and their subsidiary, Rogue Combustion. For the heater in Texas, we will work directly with our client and our chemical plant end user.

We also have significant work to complete with our process burner collaborative partner Zeeco. This includes conducting the customer-witnessed demonstration for the burners to retrofit the two heaters announced this past May 18, and then the manufacture of those burners, and also the remaining manufacture of the burners for our first two California heaters; that order was first announced in March 2022.

In addition to this, we are planning to conduct a demonstration of our process burner technology to key stakeholders in the refining and petrochemical industry. We will also be developing the new commercial hydrogen burner as the first stage of our just-announced SBIR-funded technology development program and look forward to setting up the first testing phase of our project.

I look forward to working with Tina and the California Boiler team to develop our marketing and sales strategies to take advantage of the operating reference installations we greatly anticipate in the coming months. We are, of course, also promoting our process burner technology and greatly look forward to having our current orders and operations starting early 2024, and leveraging these to assist our sales and business development activities. Our eyes will also be on China, anticipating both the certification of the midsize 500-horsepower boiler burner and also our first sales and marketing outreach with Shuang Liang and introductions to the government and business officials in the regions of China requiring compliance with the new low-NOx-emissions regulations.

On the investor relations side, we have released a new updated investor deck, which is now included on our website and was included in our recent 10-Q.

With that, I'd like to open up the call for questions, please, operator.

Questions & Answers

Operator: [Operator Instructions]

Our first question comes from Sameer Joshi with H.C. Wainwright.

Sameer Joshi: Brent, congratulations on the promotion.

Brent Hinds: Thank you.

Sameer Joshi: So just a few clarifications on the order flow and the expected deliveries during 2023. The two California burners and the Texas burner, are they expected to be delivered during 2023? Or that is, are these revenue recognition opportunities for 2023?

Jim Deller: Hi, Sameer, thanks for the question. Yes, the boiler burners in production at this time are scheduled to all complete and they will ship, and we're expecting them all to start up this year.

Sameer Joshi: Okay. And just another clarification on that: I know your process heater burners are multiple orders; are these boiler burner orders, like, single boiler burners, or are they multiple burner orders?

Jim Deller: Yes, Sameer, that is a great question. The three orders that we are in the process of completing and then shipping to the job site and actually starting up at present, those are three single-burner orders. However, looking forward, there are multiple burner opportunities in that market segment, and clients with inquiries who are asking about a larger range of boilers to be retrofitted at once. So just to clarify, the three we have at present are single-burner orders, but that is not always going to be the case looking forward.

Sameer Joshi: Yes, I mean, what is interesting is that one of -- the Texas burner is actually going in a non-boiler application, if I heard it right. Can you talk a little bit about that application and the scope or the opportunity set there?

Jim Deller: I can. The end user has, as with many, unfortunately, has not given us permission to use their name, but this application is going into a chemicals company, so unlike a boiler, this is a process heater. The burner was actually sold to a very well-known Tulsa-based heater manufacturer, Tulsa Heaters Midstream, who have a significant range of heaters that they sell into many over the market, and certainly for gas processing, and obviously here in this case to a chemicals plant. The burner is a boiler burner design. It's the same burner -- it's mounted horizontally into this heater and it is a heater with a single burner, so the arrangement of the burner in that regard is similar to a firetube boiler, and that's why this burner is a good fit. And also what's good is that the emissions we can achieve in this heater are in the same range as what we achieve in the firetube boilers, so meeting these very low, single-digit NOx guarantees is right in our wheelhouse.

Sameer Joshi: Okay, okay, thanks for that. On the process heater burners, again, another clarification; the two refinery multiburner orders, are they 13 each, or is it 13 combined for the two orders?

Jim Deller: No, it is one order of 20 and one order of 13.

Sameer Joshi: Okay, got it. Understood, yes, yes. Thanks for that, clarifying on that 13 -- on that 20-burner order as well. So if we move to the grants received by Narion and yourself, what is the involvement of ClearSign in the Narion project? Is there any benefit for you? Will you receive part of the money, or will you have to expend some of your cash to support this effort?

Jim Deller: Okay. Long-term, the reason that we have formed the relationship with Narion is certainly for the financial benefit of ClearSign. It probably helps, for others listening as well, we've not talked about Narion a lot in the past, but Narion is a specialist company based in Seattle. We formed a collaborative partnership with them because they have the expertise in technology and market areas which are not core to our expertise within ClearSign, but in which our sensing technology can have a very significant role. So we've partnered with Narion to enable them to develop and commercialize applications in areas outside of the typical combustion industry that is the core business of ClearSign.

So the grant that Narion has received is going to fund their research and development of this sensor for flare applications. It's going to be executed entirely by Narion. There is no cash outlay from ClearSign's side. It helps them fund the project, but the end result of this project, assuming they are successful, will be a product that contains the ClearSign sensor and will result in a licensing arrangement from ClearSign to Narion to allow them to use our technology, and that will provide the revenue to us.

Sameer Joshi: Yes, yes. No, makes sense. It's sort of an investment in terms of time and little bit of money at this point.

Jim Deller: Yes. And just to --

Sameer Joshi: Yes, go ahead.

Jim Deller: Sorry, Sameer, just to add a little -- just for the others listening, regarding Narion, the -- Narion, this one flare grant that Narion has is a -- it gives them funding, it helps accelerate that project, but the reason we've partnered with them, they have -- all right, so I said expertise and engagement, and they are pursuing projects in many areas. They have aerospace and transport and some very huge global fields that ClearSign just did not have the expertise in. So while they're a very small company, we're actually very excited about the long-term potential of this collaboration with Narion.

Sameer Joshi: Understood. Thanks for that color. On the other SBIR Phase II grant for the hydrogen, I know the Phase I, Zeeco was involved. For Phase II, will that involvement included with Zeeco be -- continue to be your partner, or for that effort?

Jim Deller: Yes. Very much so. We have -- even during the application process, we have support letters provided by Zeeco. We will continue to work with them. They've been an excellent partner for us. The project involves developing the commercial product line, and that includes scaling it up and demonstrating that burner over a range of sizes up to much larger sizes, so using the multiple test furnaces available at Zeeco are a critical part of this project.

Sameer Joshi: Understood. And then the last question on China: You're expecting certification of some form by the end of this year, fourth quarter. Is this expected to be sort of a blanket certification? And does this pertain to the district heating opportunity that we have spoken in the past?

Jim Deller: Sameer, I apologize -- can you repeat the last part of your question, please?

Sameer Joshi: Yes. So I think in the past we talked about a lot of municipal heating or district heating opportunities in China --

Jim Deller: Okay.

Sameer Joshi: Yes. Does this pertain to that?

Jim Deller: Yes, okay. Okay, so let me -- I'll take these one at a time. The -- yes, I'll confirm, the certification process we expect to certainly complete this year. For rough timing, the burner is actually installed. We look to actually complete the firing this month. But then it will typically take some time for the Chinese government to complete their processing and deliver the certification certificate. We believe that that will take somewhere on the order of two months, but with a caveat, we know that there have also been effects of COVID within China, but it is our -- we highly expect that we will receive that certification by the end of the year.

The goal in China with Shuang Liang is definitely to develop a complete range of burner sizes in China; not just the burner, but our relationship with Shuang Liang, it also includes us collaborating with them and providing an integrated boiler burner package. So Shuang Liang is a boiler manufacturer; in fact, one of the biggest in China. This will enable them to sell a NOx-compliant boiler into the -- their client's site.

The burners we're working on are firetube boiler burners, and we've actually re-prioritized in China because the regulations in China that control NOx have been imposed now also in industrial regions of China. We've mentioned Shenzhen before, down on the south coast. These regions have a lot of boiler burners. From the ClearSign perspective, one, this is a very high-volume market, and there's also a product line that we have already proven. We have these burners now operating in California. We've proven we can do them. We have them source-tested by third parties in California and we have operating experience of them, so it makes it a very -- relatively easy product for us to now commercialize in China. So with the changing regulations and the development of our firetube boiler burner business in California, we've really pushed, and Shuang Liang have been most receptive, to developing that product line first.

That said, we do have the relationship with the Beijing District Heating Group. We do still have the watertube boiler burner for them on the roadmap. This is really just a reprioritization so we can take advantage of this newly developing opportunity that we think is going to be one most readily available to us, and we actually think very lucrative.

Sameer Joshi: Understood. So the watertube opportunity remains, but this is a more near-term and significant opportunity as well, so is that --

Jim Deller: Yes.

Sameer Joshi: Did I understand that -- okay.

Jim Deller: Yes, well said.

Operator: The next question comes from Robert Kecseg with Las Colinas Capital Management.

Robert Kecseg: Yes, I wanted to maybe simplify on the sales. Is there some way that you could report a sales order backlog? So maybe kind of simplify it for the investors? In other words, perhaps what backlog we have estimated for this year and so far what would be approximately estimated for the following year, 2024, at the present time? [Indiscernible].

Jim Deller: Bob, yes, I can -- sorry, Bob, go ahead. I cut you off. I didn't mean to. Sorry.

Robert Kecseg: Oh, you cut me off? You couldn't hear me?

Jim Deller: No, so I thought your question was continuing. I didn't mean to stop you.

Robert Kecseg: Oh, no, no, I just was asking about the possibility of order backlog reporting --

Jim Deller: Yes, okay.

Robert Kecseg: It's great to hear, absolutely wonderful to hear the individual orders and stuff, but to kind of summarize, maybe, for investors, I didn't know whether that would be possible to say, like, a 2023 backlog, and what we're looking at now for 2024 backlog. Of just sales revenue estimate.

Jim Deller: Sure. Yes. Bob, I can. I think it makes most sense to give you the tools. A good average price for our burners is $100,000 a burner, and we do give the number of burners in the announcements we make of the orders we receive. The process burners have a significant amount of engineering attached to them, so you can add, you know, $200,000 to that number. But with that way, I think you've got a simple tool to get reasonably close to the order values as they come in, and of course, from the Qs, you can track the revenue that's recognized, the difference being the backlog of our work in progress.

I think we've seen, looking forward, there are so many factors in the markets, I don't think it's reasonable to actually give an expected number, especially not at this stage, of a forward-looking sales expectation. I'm very encouraged by what we see, both on the process burner and the boiler product line, but at this point, I don't think it's reasonable to give a future-looking number. But hopefully that -- just those round numbers are a useful tool for assessing the value of the orders that we've booked, and of course the Qs will give you the revenue that's recognized on a quarter by quarter basis.

Robert Kecseg: Okay. And I just wanted to make mention of this on the call. It's not directly related to the products, but I did hear from an industry executive that in China, they completed the construction of 82 new coal plants, power plants, in 2022, and their intention is to do over 90 coal plants in the 2023 year. And I just thought that was kind of a spectacular number. I was wondering, does that in any way relate to, I mean, their growth, or does that make our market any bigger? I realize we don't put our equipment in a coal plant -- in power plants, but as far as the whole heating thing that we've been trying to get into and get started --

Jim Deller: Yes. Yes, Bob, you know, I don't -- it's hard to relate that directly to what we do, but I think it's a good general point. We've talked a lot about the China market and why we're pursuing the China market and the effort we've put into China, and I think with China being so far away, sometimes that reasoning is lost, but the -- Bob, the data that you mentioned, you see the magnitude of the investment, and just realizing the scope of the industry in China, I think we can start to get a feeling for how large that market can be, and that really is what is driving us in China. We are in a different sector. The coal-fired plant are power generation. But just seeing the magnitude of the energy need and realize that the smaller boilers that we provide are also energy providers into China, I think it does really illustrate the scope of the potential that we see there.

Robert Kecseg: Yes. And I just want to say how pleasing it is to know how valuable sales is to us that you were able to find somebody with Tina's background and experience, and I hope in the future, after she's been around for a while, we could hear some of her perspective of what she's experienced in our market, after being there for a time.

Jim Deller: Yes, Bob, thank you for that. We were very excited to find someone of Tina's caliber, and to attract somebody like that is very gratifying to us. She's hit the ground running. I'm really looking forward to working with Tina in the future.

Operator: [Operator Instructions]

Our next question comes from Kevin Dunn, a private investor.

Kevin Dunn: Long-time listener, first-time caller. Just a few questions. Basically, I've been following you guys for probably five years or so, and I mean, and the stock, I remember, popping over $5. I mean, I didn't have any money at the time, and I got -- convinced my mom to buy some, and then shortly after, the stock plummeted down to $1, and it happened after there was an ExxonMobil test, and it was -- the reason given -- it's been almost two years since that, and it was delayed. And it was, "there was not enough time for the 2022 turnaround." And given that 2023 is almost over, like, should we expect a turnaround in the 2024? And I don't even really know what a turnaround is, to be honest.

Jim Deller: Yes. Hi, Kevin. Yes, I think it's a fair question. So the ExxonMobil testing was predominantly a validation of our technology. They went through the operating conditions of what we believe are all of the Exxon refineries and basically took the highs and the lows of all of their operating criteria and asked us to demonstrate our burner over that range. That testing was completed successfully and we demonstrated that to Exxon. The initial purchase order we had for the testing was paid in full following that testing. Unfortunately, the timing and the schedule of that shutdown and that plan on the heater that was the focus of that initial testing changed, and we've not been able to continue that project.

That said, we do maintain relationships with Exxon. We are in constant communication with them. We certainly look forward to working with them in the future.

Kevin Dunn: I follow you guys very closely, and every day I type in "hydrogen" into Apple News, and this article is Politico, about a coal power plant, I think Point Pleasant in West Virginia, about it being converted to 100% hydrogen. And in the article, a reporter confirmed that it was Zeeco, and just given the time needed to manufacture, I think their plan was to have this up and running within about a year. Should we expect an order soon?

Jim Deller: Hey, Kevin, the [indiscernible] --

Kevin Dunn: I believe they were making graphite and the process, they somehow were able to -- hydrogen was a byproduct. They were maybe burning it in this coal-powered -- you know, former coal-powered plant.

Jim Deller: Right, yes. I think that's part of the hydrogen production process. We work with Zeeco -- they have -- I mean, obviously they're a global company, and the world's second biggest. They have many product lines that are not products that we cover. The -- we do not have the --

Kevin Dunn: It's 100% hydrogen. I thought that was your --

Jim Deller: Yes, so [indiscernible] --

Kevin Dunn: The DoE grant was for 100% hydrogen burner. Okay.

Jim Deller: Yes, the DoE grant specifically is for the development of burners for process heaters, so those will be heaters that go into oil refineries. I think if this is replacing a coal-fired power plant, then they're looking at power station burners, which are a very large and a very different type of boiler burner that ClearSign does not -- at least does not provide at present.

Kevin Dunn: Okay. Okay. Next question: There's also a second super major in Europe, European. It's had equipment installed for over a year. I don't know if it is Shell or whoever, but is there a conflict of interest with these big oil majors' business model? Specifically regarding, like, I think, like, the main thing holding you guys back is the cost of hydrogen, but this -- I've heard of blue hydrogen and green hydrogen, but then there's something called white hydrogen that's, like, naturally in the ground, and wouldn't they be the ones to discover it? And would they share this info? I wonder, could it be in the ultra-deep, possibly? Specifically I remember another [indiscernible] pick, McMoRan Exploration, the Davy Jones. They had such high expectations, but then they plugged it, and it was sold as Freeport-McMoRan, and just -- I'm just curious about your thoughts.

Jim Deller: Yes. Hey, Kevin, I'll be honest with you; I don't know anything about that, and I -- it's really not appropriate for me, probably, to speculate.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over to Jim Deller for any closing remarks.

Jim Deller: Thank you, everyone, for your interest and taking the time to participate today. We look forward to updating you regarding our developments and speaking with you on our next call.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may all now disconnect.